Exh. (12)(b)

August 23, 2024

Legg Mason Global Asset Management Trust

620 Eighth Avenue

New York, New York 10018

Legg Mason Partners Investment Trust

620 Eighth Avenue

New York, New York 10018

Ladies and Gentlemen:

This opinion is furnished to you pursuant to paragraph 8.4 of the Agreement and Plan of Reorganization (the “Agreement”), dated as of July 18, 2024, by and between Legg Mason Global Asset Management Trust, a Maryland statutory trust (the “Acquiring Trust”), on behalf of its series ClearBridge Value Fund (the “Acquiring Fund”), and Legg Mason Partners Investment Trust, a Maryland statutory trust (the “Target Trust”), on behalf of its series ClearBridge All Cap Value Fund (the “Target Fund”). All capitalized terms not otherwise defined herein have the meanings ascribed to them in the Agreement. The Agreement contemplates (i) the sale, assignment, conveyance, transfer and delivery of the Assets of the Target Fund to the Acquiring Fund in exchange for (A) the Acquiring Fund Shares, and (B) the assumption by the Acquiring Fund of the Liabilities of the Target Fund; and (ii) the distribution, in accordance with paragraph 1.5 of the Agreement, of the Acquiring Fund Shares to the Target Fund Shareholders in exchange for their Target Fund Shares and the termination and complete liquidation of the Target Fund as a series of the Target Trust (such sale, assignment, conveyance, transfer, delivery, assumption, and distribution is referred to herein as the “Reorganization”).

In connection with this opinion we have examined and relied upon the originals or copies, certified or otherwise identified to us to our satisfaction, of the Agreement, the combined Prospectus for Acquiring Fund and another series of the Acquiring Trust and Information Statement for Target Fund and another series of the Target Trust, dated July 15, 2024, and related documents (collectively, the “Reorganization Documents”). In that examination, we have assumed the genuineness of all signatures, the capacity and authority of each party executing a document to so execute the document, the authenticity and completeness of all documents purporting to be originals (whether reviewed by us in original or copy form) and the conformity to the originals of all documents purporting to be copies (including electronic copies). We have also assumed that each agreement and other instrument reviewed by us is valid and binding on the party or parties thereto and is enforceable in accordance with its terms, and that there are no contracts, agreements, arrangements, or understandings, either written or oral, that are inconsistent with or that would materially alter the terms of the Agreement or the other Reorganization Documents.

Morgan, Lewis & Bockius LLP

	One Federal Street	+1.617.341.7700
	Boston, MA 02110-1726	+1.617.341.7701
United States
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Legg Mason Global Asset Management Trust

Legg Mason Partners Investment Trust

August 23, 2024

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As to certain factual matters, we have relied with your consent upon, and our opinion is limited by, the representations of the various parties set forth in the Reorganization Documents and in certificates of the Target Trust, on behalf of the Target Fund, and the Acquiring Trust, on behalf of the Acquiring Fund, each dated as of the date hereof (the “Certificates”). Our opinion assumes (i) that all representations set forth in the Reorganization Documents and in the Certificates will be true and correct in all material respects as of the date of the Reorganization (and that any such representations made “to the best knowledge of”, “to the knowledge of”, or “in the belief of”, or otherwise similarly qualified, are true and correct in all material respects without any such qualification), and (ii) that the Agreement is implemented in accordance with its terms and consistent with the representations set forth in the Reorganization Documents and Certificates. Our opinion is limited solely to the provisions of the Internal Revenue Code of 1986, as amended and as presently in effect (the “Code”), existing case law, existing permanent and temporary treasury regulations promulgated under the Code, and existing published revenue rulings and procedures of the Internal Revenue Service that are in effect as of the date hereof, all of which are subject to change and new interpretation, both prospectively and retroactively. We assume no obligation to update our opinion to reflect other facts or any changes in law or in the interpretation thereof that may hereafter occur.

On the basis of and subject to the foregoing, with respect to the Reorganization, we are of the opinion that, for United States federal income tax purposes:

1.

The Reorganization will constitute a “reorganization” within the meaning of Section 368(a) of the Code, and the Acquiring Fund and the Target Fund will each be a “party to a reorganization” within the meaning of Section 368(b) of the Code.

2.

No gain or loss will be recognized by the Target Fund upon the transfer of all the Assets to the Acquiring Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities, or upon the distribution of the Acquiring Fund Shares by the Target Fund to its shareholders in liquidation of the Target Fund, except for (A) any gain or loss that may be recognized with respect to contracts subject to Section 1256 of the Code, (B) any gain that may be recognized on the transfer of stock in a “passive foreign investment company” as defined in Section 1297(a) of the Code, and (C) any other gain or loss that may be required to be recognized (i) as a result of the closing of the Target Fund’s taxable year, or (ii) upon the transfer of an asset regardless of whether such transfer would otherwise be a nonrecognition transaction under the Code.

3.	Target Fund Shareholders will not recognize gain or loss on the receipt of the Acquiring Fund Shares solely in exchange for the Target Fund Shares pursuant to the Reorganization.

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Legg Mason Global Asset Management Trust

Legg Mason Partners Investment Trust

August 23, 2024

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4.

The aggregate tax basis of the Acquiring Fund Shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund Shares exchanged therefor.

5.

The holding period of the Acquiring Fund Shares received by each Target Fund Shareholder pursuant to the Reorganization will include the holding period of the Target Fund Shares exchanged therefor, provided that the Target Fund Shareholder held the Target Fund Shares as capital assets at the time of the Reorganization.

6.

The Acquiring Fund will not recognize gain or loss upon the receipt of all the Assets of the Target Fund solely in exchange for the Acquiring Fund Shares and the assumption by the Acquiring Fund of all the Liabilities.

7.

The tax basis of each Asset of the Target Fund transferred to the Acquiring Fund in the Reorganization will be the same in the hands of the Acquiring Fund as the tax basis of such Asset in the hands of the Target Fund immediately prior to the transfer thereof, increased by the amount of gain (or decreased by the amount of loss), if any, recognized by the Target Fund on the transfer.

8.

The holding period of each Asset of the Target Fund transferred to the Acquiring Fund in the Reorganization in the hands of the Acquiring Fund, other than Assets with respect to which gain or loss is required to be recognized, will include the Target Fund’s holding period for such Asset (except where investment activities of the Acquiring Fund have the effect of reducing or eliminating the holding period with respect to an asset).

This opinion is furnished to the Acquiring Trust, on behalf of the Acquiring Fund, and the Target Trust, on behalf of the Target Fund, in connection with the Reorganization and is not to be quoted, circulated, published, or otherwise referred to for any other purpose, in whole or in part, without our express prior written consent. This opinion may be disclosed to the Target Fund Shareholders, and they may rely on it in connection with the Reorganization, it being understood that we are not establishing any attorney client relationship with any shareholder. This letter is not to be relied upon for the benefit of any other person or for any other purpose.

We hereby consent to the filing of this opinion as an exhibit to the N-14 Registration Statement relating to the Reorganization and to the use of our name and any reference to our firm in such N-14 Registration Statement or in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons

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August 23, 2024
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whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
MORGAN, LEWIS & BOCKIUS LLP

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